Exhibit (4)a

AMENDMENT NO. 1

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

        AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of November 19, 2004, between Kimberly-Clark Corporation, a Delaware Corporation (the “Corporation”), and Equiserve Trust Corp. N.A. formerly known as The First National Bank of Boston, a national banking association (the “Rights Agent”).

        WHEREAS, the Corporation and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of June 21, 1988, as amended and restated as of June 8, 1995 (the “Rights Agreement”); and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Corporation and the Rights Agent desire to further amend the Rights Agreement as set forth below;

        NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

        FIRST: Section 7(a) of the Rights Agreement is amended by deleting clause (i) thereof and replacing it with the following:

        “(ii) the close of business on November 19, 2004 (the “Final Expiration Date”),”

        SECOND: This Amendment shall be effective as of the date hereof.

        THIRD: Except as set forth above, the provisions of the Agreement shall remain in full force and effect.

        FOURTH: This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, implied or invalidated.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

KIMBERLY-CLARK CORPORATION By: /s/ Timothy C. Everett —————————————— Timothy C. Everett Vice President and Secretary

EQUISERVE TRUST CORP., N.A. as Rights Agent By: /s/ Katherine S. Anderson —————————————— Katherine S. Anderson Managing Director